Exhibit (g)(3)

January 30, 2015

State Street Bank and Trust Company

Channel Center Building CCB/5

Boston, MA 02111

Re: Custodian Agreement made as of the 1st day of January, 2007 between each of the Investment Companies listed on Appendix "A" thereto, (each a "Fund" and collectively the "Funds") and State Street Bank and Trust Company (the "Custodian"), and the Side Letter Agreement (the "Side Letter Agreement") to the Custodian Agreement dated October 11, 2013.

Ladies and Gentlemen:

This letter and the enclosed (i) Appendix "A" to the Custodian Agreement ("Appendix A") and (ii) Schedule A to the Side Letter Agreement ("Schedule A"), are being delivered to the Custodian pursuant to Section 9.06 of the Custodian Agreement and Section 5 of the Side Letter Agreement, respectively.

The following fund, which is an exchange traded fund, desires to become a party to the Custodian Agreement and the Side Letter Agreement, and the Custodian desires to provide the services set forth in the Custodian Agreement and the Side Letter Agreement to such fund, effective February 2, 2015:

•Fidelity MSCI Real Estate Index ETF

When Appendix A and Schedule A are countersigned by the Custodian, the fund noted above shall become a "Fund" and a "Fidelity ETF" under the Custodian Agreement and the Side Letter Agreement and shall be bound by all terms and conditions and provisions of the Custodian Agreement and the Side Letter Agreement including, without limitation, the representations and warranties set forth in Section 9.04(a) of the Custodian Agreement.

If you are in agreement with the foregoing, please countersign the enclosed copies of Appendix A and Schedule A and return them to the undersigned.

Sincerely,

EACH OF THE INVESTMENT COMPANIES LISTED

ON APPENDIX "A" AND SCHEDULE A ATTACHED HERETO, ON

BEHALF OF EACH OF THEIR RESPECTIVE PORTFOLIOS

By: /s/ Adrien Deberghes

Adrien Deberghes

Treasurer - Fidelity Sector Portfolios

Deputy Treasurer - Fidelity Equity and High Income Funds

Assistant Treasurer - Fidelity Fixed Income and Asset Allocation Funds

Assistant Treasurer - Fidelity Strategic Advisers Funds

APPENDIX A

See attached

SCHEDULE A

TO CUSTODIAN AGREEMENT

SIDE LETTER AGREEMENT

DATED OCTOBER 11, 2013

As revised on: February 2, 2015

Fidelity MSCI Consumer Discretionary Index ETF

Fidelity MSCI Consumer Staples Index ETF

Fidelity MSCI Energy Index ETF

Fidelity MSCI Financials Index ETF

Fidelity MSCI Health Care Index ETF

Fidelity MSCI Industrials Index ETF

Fidelity MSCI Information Technology Index ETF

Fidelity MSCI Materials Index ETF

Fidelity MSCI Telecommunication Services Index ETF

Fidelity MSCI Utilities Index ETF

Fidelity Corporate Bond ETF

Fidelity Limited Term Bond ETF

Fidelity Total Bond ETF

Fidelity MSCI Real Estate Index ETF

Each of the Investment Companies Listed Above,

on behalf of each of their Respective Portfolios

By: /s/ Adrien Deberghes

Adrien Deberghes

Treasurer - Fidelity Sector Portfolios

Deputy Treasurer - Fidelity Equity and High Income Funds

Assistant Treasurer - Fidelity Fixed Income and Asset Allocation Funds

Assistant Treasurer - Fidelity Strategic Advisers Funds

State Street Bank and Trust Company By: /s/ Michael F. Rogers Michael F. Rogers Executive Vice President